Exhibit 99.1

To:	Jam Holding Asset Management Ltd Akara Building 24, de Castro Street Wickhams Cay 1 Road Town Tortola British Virgin Islands

Attention:	Michel Huber

From:	Rightmarch Limited Themistokli Dervi 5 Elenion Building 2nd Floor P.C. 1066 Nicosia Cyprus

Fax no:	+350 41 988 (c/o Altimo Holdings & Investments Limited)

Attention:	Mr Franz Wolf

Date:	15 November 2006

Dear Sirs

SHARE FORWARD TRANSACTIONS - NOTICE OF EXERCISE DATE

1.	We hereby refer to the share forward transactions (each a “Transaction”) entered into between Rightmarch Limited (“Rightmarch”) and Jam Holding Asset Management Ltd (“Jam”), each constituted pursuant to an ISDA Master Agreement dated on or about 30 August 2006, a master confirmation dated on or about 30 August 2006 (the “Master Confirmation”) and a supplemental confirmation (each, a “Supplemental Confirmation”). The reference number which identifies each Transaction is set out in the Schedule to this notice. Capitalised terms used in this notice and not defined herein shall have the meanings given to them in the Master Confirmation and Supplemental Confirmation relating to the relevant Transaction.

2.	We hereby notify you in relation to each Transaction, in accordance with clause 2 of the Master Confirmation relating thereto, that the Exercise Date and the Settlement Date under each such Transaction will be 17 November 2006. We hereby instruct you to deliver, pursuant to section 9.2 of the Equity Derivatives Definitions, the Number of Shares applicable to each Transaction (as set out in the Schedule to this notice), being 6,597,900 Shares in aggregate, to the account set out below.

3.	In connection thereto, we hereby notify you that, for the purposes of Section 9.2 of the Equity Derivatives Definitions, the entity to whom delivery of the Number of Shares for each Transaction should be made is Eco Telecom Limited and that delivery by you of the Number of Shares applicable to each Transaction to Eco Telecom Limited, subject to and in accordance with Section 9.11 of the Equity Derivatives Definitions, will constitute satisfaction of your delivery obligations to us relating thereto under each relevant Transaction.

Account details at The Depository Trust Company:

Account number:	2504.

Account name:	The Bank of New York (under reference Eco Telecom Limited).

Instructions for transfer:	Please include the following instructions with the transfer:

“Please exchange to restricted certificates for Eco
Telecom Limited”.

4.	This notice shall be governed by English law. No party, other than the parties hereto, shall have any rights hereunder pursuant to the Contracts (Rights of the Third Parties) Act 1999.

Yours faithfully,

For and on behalf of Rightmarch Limited

By: [SEAL]

SCHEDULE

Supplemental Confirmations

Transaction Reference Number	Number of Shares
US68370R1095/01	370,000
US68370R1095/02	550,000
US68370R1095/03	550,000
US68370R1095/04	301,900
US68370R1095/05	198,100
US68370R1095/06	268,400
US68370R1095/07	275,000
US68370R1095/08	539,300
US68370R1095/09	565,000
US68370R1095/10	471,200
US68370R1095/11	375,500
US68370R1095/12	320,000
US68370R1095/13	511,500
US68370R1095/14	950,000
US68370R1095/15	50,000
US68370R1095/16	302,000